Offer to Purchase For Cash
All Outstanding Shares of Class A Common Stock
of
RDO Equipment Co.
at
$6.01 Net Per Share
by
RDO Tender Co.
a wholly owned subsidiary of
RDO Holdings Co.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
TIME, ON MONDAY, JUNE 2, 2003, UNLESS THE OFFER IS EXTENDED.

April 28, 2003

To our Clients:

        Enclosed for your consideration are the Offer to Purchase, dated April 28, 2003 (the "Offer to Purchase") and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by RDO Tender Co., a Delaware corporation ("RDO Tender") and wholly owned subsidiary of RDO Holdings Co., a North Dakota corporation ("RDO Holdings"), to purchase all outstanding shares of Class A Common Stock (the "Shares") of RDO Equipment Co., a Delaware corporation ("RDOE"), at $6.01 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase. Also enclosed is a letter to stockholders from Norman M. Jones, Chairman of the Special Committee of the Board of Directors of RDOE formed to evaluate the Offer, accompanied by RDOE's Solicitation/Recommendation Statement on Schedule 14D-9.

        We are (or our nominee is) the holder of record of the Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

        Accordingly, we request instructions as to whether you wish us to tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase. Your attention is directed to the following:

          1.    The tender price is $6.01 per Share, net to the seller in cash without interest.

          2.    The Offer is being made for all outstanding Shares.

          3.    A Special Committee of the Board of Directors of RDOE formed to evaluate the Offer has unanimously determined that the Offer is fair to the RDOE stockholders being asked to tender their Shares and recommends that such RDOE stockholders accept the Offer and tender their Shares in the Offer.

          4.    The Offer and withdrawal rights will expire at 5:00 p.m., New York City Time, on Monday, June 2, 2003, unless the Offer is extended.

          5.    The Offer is conditioned upon, among other things, there having been validly tendered and not withdrawn prior to the expiration date of the Offer at least that number of Shares (1) that would, when aggregated with the Shares owned directly or indirectly by RDO Holdings, represent at least 90% of all Shares then outstanding (the "90% Condition") and (2) that represent at least a majority of the total number of Shares outstanding on the date Shares are accepted for payment that are not owned by RDO Tender, RDO Holdings or their affiliates, the directors of RDOE who are not on the Special Committee of the Board of Directors of RDOE formed to consider the Offer and who probably would not be deemed independent of Mr. Offutt, or the executive officers of RDOE (the "Majority of the Minority Condition"). Although the 90% Condition may be waived by RDO Tender, the Majority of the Minority Condition may not. The Offer is also subject to certain other conditions described in "The Offer—Section 11. Certain Conditions of the Offer."

          6.    Tendering holders of Shares ("Holders") whose Shares are registered in their own name and who tender directly to Wells Fargo Bank Minnesota, N.A., as depositary (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by RDO Tender pursuant to the Offer. However, Federal income tax backup withholding at a rate of 30% may be required, unless an exemption is available or unless the required tax identification information is provided. See Instruction 8 of the Letter of Transmittal.

          7.    Notwithstanding any other provision of the Offer, payment for Shares accepted pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") with respect to such Shares) into the Depositary's account at The Depository Trust Company, (b) a Letter of Transmittal properly completed and duly executed with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in "The Offer—Section 3. Procedure for Tendering Shares" of the Offer to Purchase) in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering Holders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest on the purchase price of the tendered Shares be paid by RDO Tender, regardless of any extension of the Offer.

        The Offer is being made only by the Offer to Purchase and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of the Shares. RDO Tender is not aware of any state in which the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If RDO Tender becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, RDO Tender will make a good faith effort to comply with such state statute. If, after such good faith effort, RDO Tender cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction in which the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of RDO Tender by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth herein. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified below. An envelope to return your instructions to us is enclosed. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.

Instructions with Respect to the
Offer to Purchase
All Outstanding Shares of Class A Common Stock
of
RDO Equipment Co.
by
RDO Tender Co.
a wholly owned subsidiary of
RDO Holdings Co.

        The undersigned acknowledge(s) receipt of your letter, the enclosed Offer to Purchase, dated April 28, 2003, and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by RDO Tender Co., a Delaware corporation ("RDO Tender") and wholly owned subsidiary of RDO Holdings Co., a North Dakota corporation, to purchase all outstanding shares of Class A common stock (the "Shares") of RDO Equipment Co., a Delaware corporation, at $6.01 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase.

        This will instruct you to tender to RDO Tender the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the offer.

Number of Shares to be Tendered*
Signature(s)
Account No.
Print Name(s)
Dated:
Address
* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.	Area Code and Telephone Number(s)
Tax Identification or Social Security Number(s)